MARKETING AND DISTRIBUTION AGREEMENT

Agreement, effective September 1, 1999, between HYDRON TECHNOLOGIES, INC., a New York corporation ("Hydron"), and HOME SHOPPING CLUB LP, a Delaware limited partnership ("Home Shopping").

1.       Products.

         1.1 Product Development. Hydron will create, develop and manufacture skin care products for marketing, distribution and sale in connection with the "Hydron" trademark (the "Hydron Trademark") and in connection with the name, autograph, voice, likeness and endorsement (collectively, the "Endorsement") of Harvey Tauman ("Performer") (the foregoing skin care products being referred to collectively as the "Products"). Hydron will consult with Home Shopping about the formulation, design, packaging, positioning and other aspects of development of Products.

         1.2 Product Supply and Purchases. Hydron will supply to Home Shopping Products approved by Home Shopping in such quantities as Home Shopping may order, subject to the minimum purchase requirements of Section 1.5. Products supplied by Hydron to Home Shopping will include a mix of previously best selling Hydron items and items that are "new and improved" to differentiate them from Products previously sold by Hydron. All Product packaging and configurations of Products supplied by Hydron to Home Shopping will be exclusive to Home Shopping for all channels of distribution, except that Hydron will have the right to sell Products in the same packaging and configuration (a) in the Hydron Products print catalog, and (b) in all channels of distribution in those countries outside the United States where Home Shopping is not marketing or planning to market the Products. Notwithstanding the foregoing, Hydron will not be prohibited from using the Hydron Trademark in connection with the marketing and sale of Products with different packaging and different configurations than the Products supplied to Home Shopping, subject to the provisions of Section 5. All Products supplied by Hydron to Home Shopping will meet Home Shopping's legal, quality, packaging, labeling, shipping, cost, value, margin and other reasonable business standards (collectively "Product Standards"). Home Shopping will not purchase Products for marketing, distribution or sale in connection with the Hydron Trademark or Performer's Endorsement from any source other than Hydron without Hydron's prior written approval.

         1.3 Products Prices. Prices paid by Home Shopping to Hydron for Products will be negotiated in good faith by Hydron and Home Shopping and will be as mutually agreed by Hydron and Home Shopping, provided that Hydron will provide Products at a cost to Home Shopping that will allow Home Shopping to achieve an average Initial Mark-Up on all Products of at least ___________1 (the "Margin Standard") when Products are priced by Home Shopping to provide value to its customers at historically successful price points for similar items. "Initial Mark-Up" means ___________1 Home Shopping will consider excluding certain Products with low Initial Mark-Ups from the calculation of the average Initial Mark-Up on a case-by-case basis.


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

         1.4 Labeling. To the extent mutually agreed by Hydron and Home Shopping, Hydron will label the Products supplied to Home Shopping with Home Shopping's proprietary trademarks (the "Home Shopping Trademarks"). All such uses of the Home Shopping Trademarks will be subject to Home Shopping's prior written approval. All right, title and interest in the Home Shopping Trademarks throughout the world in perpetuity shall be owned exclusively by Home Shopping. Nothing contained in this Agreement shall be construed as an assignment or grant to Hydron of any right, title or interest in or to the Home Shopping Trademarks, except for the right to label the Products supplied to Home Shopping with the Home Shopping Trademarks solely as provided in this Agreement.

         1.5 Minimum Purchases. Provided that Hydron makes available sufficient variety and quantities of Products that meet Home Shopping's Product Standards, and provided that Hydron meets its other obligations to Home Shopping, (a) Home Shopping will issue Net Purchase Orders for at least $2,500,000 of Products at Hydron's wholesale prices as determined under Section 1.3 during the period ending 12 months following the date of the first airing of the Products on Home Shopping's TV Programs (the "First Airing"), and (b) provided that, in addition, Home Shopping's Net Sales of Products during the period ending 12 months following the date of the First Airing exceed ____________1, then Home Shopping will also issue Net Purchase Orders for at least an additional $2,500,000 of Products at Hydron's wholesale prices as determined under Section 1.3 during the second 12 months following the date of the First Airing. "Net Purchase Orders" means purchase orders reduced by any Products returned pursuant to the right to return unsold inventory contained in Section 1.6 of this Agreement or Section 12 of the Master Terms and Conditions (but not reduced by any other Products returned pursuant to any other return rights contained in the Master Terms and Conditions, the Salvage Allowance, or any Products returned to Home Shopping by its customers that are returned to Hydron). Home Shopping's "Net Sales" means all amounts actually received and collected by Home Shopping from sales of the Products on Home Shopping's TV Programs, excluding shipping and handling charges and sales and use taxes, and reduced by bad checks, credit card chargebacks, and refunds and credits on account of returns and otherwise granted in the ordinary course of business. Home Shopping will have no additional minimum purchase obligations after the second 12 months following the date of the First Airing, even if the Term of this Agreement is extended beyond the Initial Term under
Section 6.1 or otherwise. Home Shopping acknowledges that Hydron's current variety of Products is sufficient to support the launch of the Products on Home Shopping's TV Programs; and both Hydron and Home Shopping understand that continued support for the Product line requires the development of additional Products, configurations and packaging to maintain customer interest.

         1.6 Other Terms of Purchase. Terms of payment for Products purchased pursuant to the purchase orders issued under Section 1.5(a) will be payment in full upon issuance of the purchase orders. Terms of payment for all additional Products will be net 30. All purchases of Products by Home Shopping from Hydron will be pursuant to Home Shopping's standard Master Terms and Conditions for Purchase Orders ("Master Terms and Conditions"), except that, in the event of any conflict between any provisions of this Agreement and the Master Terms and Conditions, the provisions of this Agreement shall govern and the Master Terms and Conditions are amended to the extent of any such conflict. Home Shopping will have the right to return


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

unsold inventory of Products to Hydron for a full refund at any time. Hydron will provide Home Shopping with a salvage allowance on all Product purchases to cover Home Shopping's costs of Products returned by its customers ("Salvage Allowance"). The Salvage Allowance will initially be 10%, and will be adjusted commencing at the beginning of the first calendar quarter that starts at least six months after the date of the First Airing, and further adjusted thereafter at the beginning of each subsequent calendar quarter to Home Shopping's actual customer return rates for Products during the preceding calendar quarter. Home Shopping will have the right to hold back up to 10% of all payments to Hydron to cover amounts due on account of the Salvage Allowance before it adjusts and retains the portion of such payments equal to the actual Salvage Allowance.

2. Hydron Trademark. Home Shopping will sell the Products purchased from Hydron under the Hydron Trademark. Subject to the rights granted to Home
Shopping in this Agreement, all right, title and interest in the Hydron Trademark throughout the world in perpetuity shall be owned exclusively by Hydron. Nothing contained in this Agreement shall be construed as an assignment or grant to Home Shopping of any right, title or interest in or to the Hydron Trademark, except for the rights expressly granted in and the uses of the Hydron Trademark expressly contemplated by this Agreement.

3.       On-Air Support By Hydron.

         3.1 Support Materials and Substantiation. Hydron will supply Home Shopping with b-roll footage, still stores and other on-air support materials appropriate for promotion and marketing of the Products on Home Shopping's TV Programs and in the other channels of distribution, if any, in which the Products are promoted and marketed by Home Shopping. Hydron will supply Home Shopping with substantiation meeting all requirements of the Federal Trade Commission and other applicable legal standards for all advertising claims proposed by Hydron for the promotion and marketing of the Products. Substantiation provided by Hydron will meet the standards established by the Federal Trade Commission.

         3.2 Performer's Visits. Hydron will cause Performer to appear when requested by Home Shopping during the live promotions of the Products on Home Shopping's live television shopping programming ("Home Shopping's TV Programs"), and to visit Home Shopping's studio facilities in St. Petersburg, Florida from time to time for such purposes ("Visits"). The dates and the number of days for each Visit will be determined by Home Shopping, provided that Home Shopping gives reasonable notice to Hydron.

         3.3 Performer's Appearances. The frequency, time and length of Performer's appearances on Home Shopping's TV Programs ("Appearances") will be determined and scheduled by Home Shopping during the Visits in the discretion of Home Shopping. The content of Performer's Appearances will be subject to the control of Home Shopping. Hydron will cause Performer to comply with all regulatory and other reasonable business requirements of Home Shopping during and in connection with the Appearances. Failure of Performer to comply with such requirements may result in deductions from Hydron invoices if so stated on Home Shopping purchase orders accepted or filled by Hydron.


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

         3.4 Promotions Involving Performer. Hydron will cause Performer to be available during the Visits to render services in connection with the production of taped video advertisements and print photography to be used by Home Shopping in promoting and marketing the Products. The frequency, time and length of such services will be determined and scheduled during Visits in the discretion of Home Shopping.

         3.5 Use of Promotional Segments. Home Shopping will have the right to edit, dub, add to, subtract from, integrate and otherwise modify any of Performer's Performances under Sections 3.2 and 3.3 ("Promotional Materials") and to use and re-use the Hydron Trademark, Performer's Endorsements and any of the Promotional Materials in promoting and marketing the Products as described in this Agreement and in connection with the general promotion of Home Shopping and Home Shopping's TV Programs.

         3.6 Ownership. Home Shopping will own and Hydron grants, agrees to grant and convey, and will cause Performer to grant and convey to Home Shopping all right, title and interest in the economic results and proceeds of Performer's services under this Section 3 throughout the world and in perpetuity. Performer's services under this Section 3 shall be "works made for hire" for the sole and exclusive benefit of Home Shopping.

         3.7 Performer's Best Efforts. Hydron will cause Performer to use Performer's best efforts in the Performance of services under this Section 3. Hydron will cause Performer to attend and participate in pre-production meetings, regulatory compliance training, make-up and other activities requested by Home Shopping or otherwise appropriate for the complete, proper and effective performance of such services.

         3.8 Compensation and Expenses. No fees, compensation, expenses or other amounts will be payable by Home Shopping in connection with the services of Performer under this Section 3, except for the price paid by Home Shopping to Hydron to purchase Products.

         3.9 Letter. Hydron will cause Performer to execute and deliver to Home Shopping a letter in the form attached to this Agreement prior to issuance by Home Shopping of its first purchase order to Hydron.

         3.10 Alternate. If Home Shopping determines that Harvey Tauman is not performing adequately as an on-air guest to support sales of the Products, Home Shopping will test the on-air performance of an alternate on-air spokesperson provided by Hydron in accordance with the provisions of this Section 3, provided that such alternate meets Home Shopping's reasonable standards generally applied to its on-air guests, and any alternate spokesperson provided by Hydron under this Section 3.10 will thereafter be deemed the Performer for all purposes of this Agreement.


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

4.       Marketing By Home Shopping.

         4.1 Product Airings. Provided that Hydron makes available to Home Shopping a sufficient variety and quantities of Products that meet Home
Shopping's Products Standards, and provided that Hydron meets its other obligations to Home Shopping, Home Shopping will commence airing the Products on Home Shopping's TV Programs in September 1999. Home Shopping will devote sufficient time on Home Shopping's TV Programs and schedule sufficient airings to sell substantially all of the Products purchased from Hydron, excluding customer returns, short lots, and Products that sell at rates below Home Shopping's regular gross margin per minute and other reasonable performance standards.

         4.2 Brand Development and Promotion. In addition to airing the Products on Home Shopping's TV Programs, Home Shopping will provide brand development and marketing promotion and support for the Products as follows:

            (a) a launch/conversion marketing program, with costs and expenses shared equally by Home Shopping and Hydron based on Home Shopping's standard rate card, consisting of

                  (i) promotion of the airings and the Products by taped spots,

                  (ii) promotion in The Home Shopping Magazine (as long as it is published by Home Shopping),

                  (iii) post card mailing to Hydron's  mailing list and selected
                        Home Shopping customers,

                  (iv) package inserts in selected outbound packages shipped to Home Shopping customers,

                  (v)   outbound telemarketing campaign,

                  (vi)  joint publicity campaign, and

                  (vii) sampling/try  me inserts in selected  outbound  packages shipped to Home Shopping customers;

            (b) an on-going marketing program, consisting of

                  (i)   the items listed under Section 4.2(a),

                  (ii) consultation between Home Shopping and Hydron regarding product pricing, and (iii) consultation between Home Shopping and Hydron regarding overall brand management and development; and

            (c) a back-end and continuity sales development program, consisting of

                  (i)   on-air offers of  continuity  products  (i.e.,  products
                        automatically   shipped  to  customers  at   established
                        intervals),

                  (ii) packaged inserts in selected outbound packages shipped to Home Shopping customers,


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

                  (iii) outbound telemarketing, and

                  (iv)  direct mail.

5.       Marketing Rights.

         5.1 Exclusive Rights. Hydron grants to Home Shopping an exclusive worldwide license to use the Hydron Trademark and Performer's Endorsement during the Term (as defined in Section 6.1) and for six months thereafter in accordance with Section 6.3 in connection with the marketing and sale by Electronic Retailing of Products supplied by Hydron. "Electronic Retailing" means direct response retailing by means of television, CD-ROM, the Internet and all other electronic means and media now existing or hereafter developed.

         5.2 Non-Exclusive Rights. In addition, Hydron grants to Home Shopping a non-exclusive license to use the Hydron Trademark and Performer's Endorsement in connection with the marketing and sale of Products supplied by Hydron by all other means, media and channels of distribution in Japan, Germany, Italy, Spain, Argentina, Chile and such other countries and geographic areas as may be mutually agreed by Hydron and Home Shopping.

         5.3 Non-Compete. During the Term and thereafter for a period of three months, except as otherwise expressly permitted by Section 5.4, Hydron will not and will cause Performer to not (a) directly or indirectly, either alone or in participation with others, engage in or be involved with using the Hydron Trademark or Performer's Endorsement in connection with the marketing or sale of any goods or services anywhere in the world by Electronic Retailing; (b) license or grant the right to others to use the Hydron Trademark or Performer's Endorsement in connection with the marketing or sale of any goods or services anywhere in the world by Electronic Retailing; or (c) sell any goods or services to others without taking all reasonable steps to assure that they will not be distributed or re-sold in connection with the Hydron Trademark or Performer's Endorsement anywhere in the world by Electronic Retailing.

         5.4 Exceptions to Non-Compete.

             (a) Notwithstanding the provisions of Section 5.3, Hydron will be permitted to sell the Products listed below to one company engaged in Electronic Retailing ("Competitor"), provided that (i) such Products are currently in Hydron's inventory as of the date of this Agreement, (ii) the prices charged to the Competitor for the same or new and improved versions of such Products are no less than the prices at which such Products historically have been sold to the Competitor, (iii) the Competitor has agreed in writing that it will not actively promote or actively market such Products by any means, media or channel of distribution, and (iv) the Competitor has agreed in writing that resales of such Products will be made solely to fill unsolicited reorders from its customers who have previously purchased Hydron Products from the Competitor.

             (b) Notwithstanding the provisions of Section 5.3, Hydron will be permitted to sell Products on Hydron's web site devoted exclusively to information about Hydron and the promotion and sale of Hydron branded Products.


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

             (c) Notwithstanding the provisions of Section 5.3, Hydron will be permitted to sell Products by means of taped direct response television retailing ("Infomercials"), provided that (i) Hydron obtains Home Shopping's prior written consent, and (ii) Home Shopping and Hydron have agreed in writing on the amount and all other material terms of a royalty to be paid by Hydron to Home Shopping in connection with its Infomercial sales.

6.       Term and Termination.

         6.1 Term. The term of this Agreement ("Term") will be for an initial period commencing on September 1, 1999 (the "Effective Date"), subject to the conditions set forth in Section 9(i) and ending two years after the date of the First Airing ("Initial Term"), and will be automatically extended after the Initial Term for an indefinite number of successive additional periods of one year each ("Additional Terms") unless terminated as provided in Section 6.2.

         6.2 Termination.

             (a) For Breach. Either Hydron or Home Shopping may terminate this Agreement on at least 30 days prior notice to the other in the event of a material breach by the other party, except that, if such breach is capable of being cured, this Agreement will not be terminated by such notice if the breach is cured within such 30 day period.

             (b) Based on Purchase Amounts. Either Hydron or Home Shopping may terminate this Agreement at the end of the Initial Term or any Additional Term on at least 60 days prior notice given within 60 days after the end of such Initial Term or Additional Term if Home Shopping does not issue Net Purchase Orders for at least the Threshold Amount of Products at Hydron's wholesale prices as determined under Section 1.3 during the last 12 months of the Initial Term or during such Additional Term. The "Threshold Amount" for the first Additional Term will be __________1 of Net Purchase Orders issued during the preceding 12 months (the last 12 months of the Initial Term). For subsequent Additional Terms, Home Shopping and Hydron will negotiate new Threshold Amounts in good faith based on trends and other factors affecting the Hydron Products business at Home Shopping. If Home Shopping and Hydron are unable to agree on such Threshold Amounts, the Threshold Amount for the second Additional Term will be ____________1 of Net Purchase Orders issued during the immediately preceding 12 months, the Threshold Amount for the third Additional Term will be ___________1 of Net Purchase Orders issued during the immediately preceding 12 months, and the Threshold Amount for subsequent Additional Terms will be 110% of the Threshold Amount for the immediately preceding Additional Term.

             (c) By Home Shopping. Home Shopping may terminate this Agreement on notice to Hydron if (i) Performer commits any act or becomes involved in any situation or occurrence that brings Home Shopping or Performer into public disrepute, scandal or ridicule, or shocks or offends the community, or significantly harms the public image of Home Shopping, the Products or Performer, or (ii) if Performer makes any statement on Home Shopping's TV


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

Programs that violates any governmental law, rule, regulation, guideline or order, at any time after notice of any such violation or potential violation.

         6.3 Sell-Off. For six months after termination of this Agreement, Home Shopping's rights to market and sell the Products and to use the Hydron Trademark and Performer's Endorsement will continue on a non-exclusive basis with respect to Home Shopping's remaining inventory of Products (including without limitation inventory on hand, Products Home Shopping has committed to Purchase, and Products returned to Home Shopping by customers).

7.       Representations and Warranties; Indemnification.

         7.1 By Home Shopping.

             (a) Representations and Warranties By Home Shopping. Home Shopping represents and warrants to Hydron that, as of the Effective Date: (i) it is under no legal impediment that would prevent its entering into or consummating the transactions contemplated by this Agreement, and (ii) it has the full power and authority to execute and perform this Agreement.

             (b) Indemnification By Home Shopping. Home Shopping will indemnify, defend and hold harmless Hydron and its subsidiaries and affiliates and their respective officers, directors, shareholders, employees, licensees, agents, successors and assignees from and against any and all claims, actions, suits, investigations, liabilities, damages, judgments, costs and expenses (including without limitation reasonable attorney's fees and expenses) of any kind whatsoever arising out of, resulting from or relating to any of the following (except as expressly included in the indemnity provided by Hydron pursuant to Section 7.2), whether occurring before, on or after the Effective Date: (i) the untruth of any of Home Shopping's representations or warranties contained in this Agreement, (ii) Home Shopping's activities arising from this Agreement, or
(iii) any claim, allegation or assertion by a third party that (A) Home Shopping is under any legal impediment that would prevent its entering into or consummating the transactions contemplated by this Agreement, or (B) Home Shopping lacks the full power and authority to execute and perform this Agreement. Hydron will provide Home Shopping with prompt written notice of any claim for indemnification under this Section 7.1(b). Home Shopping may not settle any such claim without Hydron's approval, which will not be unreasonably withheld. Hydron, at its own expense, will have the right to participate in the defense of any such claim.

         7.2 By Hydron.

             (a) Representations and Warranties By Hydron. Hydron represents and warrants to Home Shopping that, as of the Effective Date: (i) it is under no legal impediment that would prevent its entering into or consummating the transactions contemplated by this Agreement, (ii) it has the full power and authority to execute and perform this Agreement, (iii) neither the execution and delivery of this Agreement nor the grant or exercise of rights granted to Home Shopping by Hydron in this Agreement will infringe or violate the trademark, copyright, or other intellectual property, or any other proprietary, contractual or other rights of any third party, and (iv) the performance by Hydron and Performer of their services and obligations under this Agreement will not breach, violate or be prohibited or restricted by any agreements or commitments with third parties.

             (b) Indemnification By Hydron. Hydron will indemnify, defend and hold harmless Home Shopping and its subsidiaries and affiliates and their respective officers, directors, shareholders, employees, licensees, agents, successors and assignees from and against any and all claims, actions, suits, investigations, liabilities, damages, judgments, costs and expenses (including without limitation reasonable attorney's fees and expenses) of any kind whatsoever arising out of, resulting from or relating to any of the following (except as expressly included in the indemnity provided by Home Shopping pursuant to Section 7.1), whether occurring before, on or after the Effective
Date: (i) the untruth of any of Hydron's representations or warranties contained in this Agreement, (ii) Hydron's activities arising from this Agreement, or
(iii) any claim, allegation or assertion by a third party that (A) the execution or delivery of this Agreement by Hydron or the grant or exercise of rights granted to Home Shopping by Hydron in this Agreement infringes or violates or will infringe or violate the trademark, copyright, or other intellectual property, or any other proprietary, contractual or other rights of any third party, or (B) the performance by Hydron and Performer of their services and obligations under this Agreement constitutes or will constitute a breach or violation of or is or will be prohibited or restricted by any agreements or commitments with third parties. Home Shopping will provide Hydron with prompt written notice of any claim for indemnification under this Section 7.2(b). Hydron may not settle any such claim without Home Shopping's approval, which will not be unreasonably withheld. Home Shopping, at its own expense, will have the right to participate in the defense of any such claim.

8. Confidentiality. Each of Hydron and Home Shopping will maintain (and Hydron will cause Performer to maintain) the confidentiality of information provided by or relating to the business of the other, including without limitation the terms of this Agreement, business and marketing plans, practices and strategies, sales plans and performance, and other business and financial data. Neither Hydron nor Home Shopping will disclose (and Hydron will cause Performer not to disclose) any such information of the disclosing party, except for information that is in the public domain through no fault of the disclosing party, information previously known to or independently developed by the disclosing party, or information received from a third party without any violation of an obligation of confidentiality. It will not be a violation of this Agreement for either party to disclose information to the extent required to be disclosed by a court order, other governmental authority or legal process; and it will not be a violation of this Agreement for Home Shopping to disclose information relating to Products or advertising claims for Products in order to substantiate such claims or respond to any challenge by regulators, consumers, media or other third parties. Hydron will not use (and will cause Performer not to use) any information about Home Shopping's customers or contacts with Home Shopping's customers to offer or promote the sale of any goods or services to Home Shopping's customers, and will not disclose any information about Home Shopping's customers to any third party. Neither Hydron nor Home Shopping will issue or make (and Hydron will cause Performer not to issue or make) any press release or public statement about the matters contained in this

Agreement or the business dealings of the parties without the mutual Agreement of Hydron and Home Shopping, except as required by law.

9.       Miscellaneous.

             (a) Notice. Notices under this Agreement shall be given at the following addresses:

          If to Home Shopping:                       with a copy to:

          Home Shopping Network                      Home Shopping Network
          1 HSN Drive                                1 HSN Drive
          St. Petersburg, FL  33729                  St. Petersburg, FL  33729
          Attn:  DMM - Health & Beauty               Attn:  Legal Department
          Fax:  727-573-9768                         Fax:  727-573-0866

          If to Hydron:                              with a copy to:

          Hydron Technologies                        Denise M. Tormey
          1001 Yamato Road, Suite 403                Rubin Baum Levin Constant &
          Boca Raton, FL  33431                        Friedman
          Fax:  561-994-6598                         30 Rockefeller Plaza
                                                     New York, NY 10112
                                                     Fax: 212-698-7825

Notices must be in writing and will be effective when received if sent by fax, on the next day if delivered by overnight service, or on the date indicated on the return receipt if sent by certified or registered mail.

             (b) Binding Effect; Assignment. This Agreement is binding on the parties and their respective successors and permitted assigns. This Agreement and the respective duties and responsibilities of the parties hereunder may not be assigned, in whole or in part, without the prior written consent of the other party, except to an entity controlled by or under common control with the assigning party, or in connection with the transfer of all or substantially all of the business and assets of the assigning party.

             (c) Force Majeure. Neither party shall be liable for failure of performance under this Agreement if occasioned by war, fire, flood, sickness, death, interruption of transportation, embargo, accident, explosion, inability to procure or shortage of supply of materials, equipment or production facilities, governmental orders, strikes, lockouts, or any other similar cause beyond the control of such party.

             (d) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior agreements and understandings between them with respect to the subject matter hereof.

             (e) Amendment. No amendment of this Agreement shall be effective unless embodied in a written instrument executed by both of the parties.

             (f) Waiver of Breach. The failure of any party hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, or in any way to affect the right of any party hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

             (g) Severability. If any provision of this Agreement is declared invalid or otherwise determined to be unenforceable for any reason, such provision shall be deemed to be severable from the remaining provisions of this Agreement, which shall otherwise remain in full force and effect.

             (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Stated of Florida, without regard to conflict of laws principles.


             [The balance of this page is intentionally left blank.]

             (i) Conditions. This Agreement will not become effective unless all of the following conditions have been met on or before September 1, 1999: (i) this Agreement has been signed and delivered by both Hydron and Home Shopping prior to the Effective Date; (ii) Hydron has delivered to Home Shopping prior to the Effective Date a letter signed by Performer in the form attached to this Agreement; and (iii) during the period ending immediately prior to the Effective Date, there shall not have been pending or threatened in writing by a third party any claim or assertion that the negotiation, execution, delivery or performance of this Agreement or the business or transactions contemplated by this Agreement constitute a breach or violation of or are prohibited or restricted by any agreement or commitment with such third party.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed effective as of the date first above written.


HOME  SHOPPING  CLUB  LP                             HYDRON  TECHNOLOGIES,  INC.

By:      /s/ Morgan Hare                             By:  /s/ Richard Banakus
         ---------------------------------                --------------------
Name:        Morgan Hare                             Name:  Richard Bankus
Title:       Vice President, Merchandising           Title:  President

Date:  August 31, 1999                               Date:  August 27, 1999

--------
1 Certain provisions of this document have been omitted and a request for confidential treatment relating thereto has been submitted to the Securities and Exchange Commission